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                                                                  Exhibit (c)

                                     FORM OF
                           AGREEMENT AND PLAN OF MERGER


       THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of May __, 1998, is made and entered into by and between Healthcare Properties, L.P., a Delaware limited partnership ("HCP"), Capital Senior Living Properties, Inc., a Texas corporation (the "COMPANY"), and Capital Senior Living Merger, LLC, a Delaware limited liability company ("MERGER SUB").

                                      RECITALS:

     A. Merger Sub, upon the terms and conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act ("DLLCA") and the Delaware Revised Uniform Limited Partnership Act ("DRULPA") will merge with HCP, with HCP as the surviving entity (the "MERGER").

     B. The Members of Merger Sub have approved and adopted this Agreement and the transactions contemplated hereby.

     C. The general partner of HCP has approved and adopted this Agreement and the transactions contemplated hereby, has determined that the Merger is fair and in the best interests of HCP and its Interest Holders (as hereinafter defined) and has recommended approval and adoption of this Agreement by the holders (the "INTEREST HOLDERS") of Interests in HCP ("INTERESTS" shall be as defined in the Partnership Agreement (as hereinafter defined) of HCP).

       NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, conditions and agreements set forth herein, the parties hereto hereby agree as follows:


                                      ARTICLE I

                                      THE MERGER

       1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and DRULPA, at the Effective Time (as defined in SECTION 1.3 of this Agreement), Merger Sub shall be merged with and into HCP. As a result of the Merger, the separate limited liability company existence of Merger Sub shall cease and HCP shall continue as the surviving entity of the Merger (the "SURVIVING ENTITY"). The name of the Surviving Entity shall continue after the Effective Time to be HealthCare Properties, L.P.

       1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place (a) at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202-2799, at 9:00 a.m., local time, on the second business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in ARTICLE VI shall be fulfilled or waived in accordance herewith (other than conditions with respect to actions the respective parties hereto will take at the Closing), or (b) at such other time, date or place as HCP, the Company and Merger Sub may agree. The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

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       1.3    EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VI of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, the DLLCA and DRULPA (the date and time of the completion of such filing being the "EFFECTIVE TIME").

       1.4 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in Section 18-209 of the DLLCA and Section 17-211 of DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and HCP shall vest in the Surviving Entity, and all debts, obligations, liabilities and duties of each of Merger Sub and HCP shall become the debts, obligations, liabilities and duties of the Surviving Entity. After giving effect to the conversion of interests provided for in Article II hereof, the sole general partner of HCP shall continue to be Capital Realty Group Senior Housing, Inc., the sole limited partner of HCP shall be Jacques-Miller Depository, Inc. and the sole Interest Holder of HCP shall be the Company.

       1.5 CERTIFICATE OF LIMITED PARTNERSHIP. At the Effective Time, the Certificate of Limited Partnership of the Surviving Entity shall be the Certificate of Limited Partnership of HCP as in effect immediately prior to the Effective Time.

       1.6 PARTNERSHIP AGREEMENT. At the Effective Time and without further action on the part of HCP or Merger Sub, the Partnership Agreement of the Surviving Entity shall be the Partnership Agreement of HCP in effect as of the Effective Time, except that the sole general partner of HCP shall continue to be Capital Realty Group Senior Housing, Inc., the sole limited partner shall be Jacques-Miller Depository, Inc. and the sole Interest Holder of HCP shall be the Company..

       1.7 DEFINED TERMS. Capitalized terms not otherwise defined herein shall be as defined in SECTION 8.3.

                                     ARTICLE II

                           CONVERSION OF INTERESTS IN HCP

       2.1 CONVERSION OF INTERESTS. At the Effective Time, by virtue of the Merger and without any action on the part of HCP, or any partner thereof, or the Company or Merger Sub:

              (a) the Interests in HCP issued and outstanding immediately prior to the Effective Time that are owned by Interest Holders, other than the Company, shall be converted into the right to receive $___________ cash per Unit; and

              (b) except as set forth in subsection (a) of this SECTION 2.1 hereof, the Interest Holders, other than the Company, and the limited partners, other than Jacques-Miller


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       Depository, Inc., of HCP immediately prior to the Effective Time shall not have any continuing interest in or ownership claim against HCP; and

              (c) the Interest Holders, other than the Company, and the limited partners of HCP, other than Jacques-Miller Depository, Inc., immediately prior to the Effective Date shall no longer be partners or Interest Holders in HCP and the sole general partner of HCP shall continue to be Capital Realty Group Senior Housing, Inc., the sole limited partner of HCP shall be Jacques-Miller Depository, Inc. and the sole Interest Holder of HCP shall be the Company.

       2.2 CONSTITUENT DOCUMENTS. The existing Partnership Agreement of HCP and the existing Certificate of Limited Partnership of HCP shall survive the Merger and the Articles of Organization and Limited Liability Company Agreement of Merger Sub shall be canceled and terminated as of the Effective Time.

       2.3    PAYMENT FOR INTERESTS

              (a) At or prior to the Effective Time, the Company shall designate a disbursing agent reasonably satisfactory to HCP to act as the Exchange Agent in the Merger (the "EXCHANGE AGENT") for purposes of disbursing the merger consideration pursuant to SECTION 2.1 of this Agreement. Promptly after the Effective Time, the Company will provide the Exchange Agent funds necessary to make the payments contemplated by SECTION 2.1 on a timely basis.

              (b) As soon as practicable after the Effective Time, the Company shall cause the Exchange Agent to mail, by first class mail, to each holder of record (other than the Company) of issued and outstanding Units of the HCP Interests immediately prior to the Effective Time a form letter of transmittal (the "LETTER OF TRANSMITTAL") for return to the Exchange Agent with the Interest Holder's instructions for the payment of the merger consideration for each of such holder's Units. The Exchange Agent, as soon as practicable following receipt of any such Letter of Transmittal, duly executed, and any other items specified by the Letter of Transmittal, shall pay, by check or draft, to such Interest Holder an amount equal to the product of (i) the number of Units confirmed by such Interest Holder and (ii) the merger consideration per Unit. No interest will be paid or accrued on the merger consideration. If payment is to be made to a person other than the person in whose name the Interest is registered, it shall be a condition of payment that such Interest Holder requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the Interest Holder.

       2.4 NO FURTHER RIGHTS OR TRANSFERS. At and after the Effective Time, each holder of issued and outstanding Units of HCP Interests, other than the Company, prior to the Effective Time shall cease to have any rights as Interest Holders of HCP, except for the right to the payment provided pursuant to SECTION
2.1 of this Agreement. No transfer of Units outstanding immediately prior to the Effective Time shall be made on the transfer books of the Surviving Entity after the Effective Time.


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                                     ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF HCP

       HCP hereby represents and warrants to the Company and Merger Sub as follows:

       3.1    CORPORATE MATTERS.

              3.1.1 ORGANIZATION, POWER, AND STANDING. HCP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in each state in which it is now doing business, and has all requisite partnership power and authority to execute, deliver, and perform this Agreement, to own, lease, or otherwise use its assets (the "ASSETS"), and to consummate the transactions contemplated hereby.

              3.1.2 AUTHORIZATION AND ENFORCEABILITY. This Agreement has been duly authorized, executed, and delivered by HCP, constitutes the legal, valid, and binding obligation of HCP and is enforceable against HCP in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, reorganization, insolvency, or similar laws of general applicability governing the enforcement of the rights of creditors or by the general principles of equity (regardless of whether considered in a proceeding at law or in equity).

              3.1.3 COMPLIANCE WITH CHARTER DOCUMENTS. The execution, delivery, and performance of this Agreement by HCP and the consummation by HCP of the transactions contemplated hereby will not violate or conflict with or constitute a default under any term of the PARTNERSHIP AGREEMENT (herein so called) or Certificate of Limited Partnership of HCP. Attached hereto as SCHEDULE 3.1.3 is a true and complete copy of the Partnership Agreement and Certificate of Limited Partnership (with all amendments to each) of HCP in effect as of the date hereof.

              3.1.4 NO BREACH, ETC. The execution, delivery, and performance of this Agreement by HCP will not conflict with or result in a breach of or default by HCP under any term, condition, or provision of any order, writ, injunction, decree, contract, agreement, or instrument to which HCP is a party or subject or by which HCP may be bound; will not result in the creation or imposition of any lien, charge, or encumbrance of any nature upon any of the Assets; and will not give to others any interest or rights in, or with respect to, any of the Assets.

       3.2 HCP'S FINANCIAL STATEMENTS. Attached as SCHEDULE 3.2.1 are the financial statements of HCP for the years ending December 31, 1994, December 31, 1995, December 31, 1996, and December 31, 1997, all of which have been audited by KPMG Peat Marwick LLP ("HCP'S ANNUAL FINANCIAL STATEMENTS"). HCP's Annual Financial Statements (including the notes thereto) are, to the best knowledge of HCP, prepared in conformity with generally accepted accounting principles. HCP shall promptly deliver to the Company and Merger Sub, HCP's unaudited financial statements for the period(s) from January 1, 1998, to the end of the month immediately prior to the date hereof.


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       3.3    CHARACTER OF OPERATIONS; COMPLIANCE WITH LAWS.

              3.3.1 COMPLIANCE GENERALLY. To the best knowledge of HCP, neither the execution and delivery of this Agreement by HCP nor the consummation by HCP of any transaction contemplated hereby does or will violate or give rise to any violations or default under any Legal Requirement assuming the Company and/or Merger Sub secure all necessary approvals from federal, state, and local governmental and administrative agencies having jurisdiction thereof required for the Merger. HCP does not have actual knowledge that the operation of the Operated Facility as heretofore or currently conducted was or is in violation of, or that HCP is in default under any Legal Requirement. HCP has not received any notice of any impending order or requirement which would cause additional expenditures by HCP to be made to bring the Facilities and the Assets into compliance with any Legal Requirement.

              3.3.2 NO BRIBES, ILLEGAL PAYMENTS. Neither HCP nor any general partner of HCP, nor, to the best knowledge of HCP, any employee or agent of HCP, has directly or indirectly given or agreed to give any gift, contribution, payment, or similar benefit to any supplier, customer, governmental employee or other Person who was, is, or may be in a position to help or hinder HCP or any Facility (i) which could subject HCP, the Company or Merger Sub to any damage or penalty in any civil, criminal, or governmental litigation or proceeding, or (ii) the non-continuation of which in the future could reasonably be expected to result in a material adverse effect on the business, operations, assets, prospects, or condition, financial or otherwise, of HCP.

              3.3.3 HCP'S LICENSES. SCHEDULE 3.3.3 attached hereto contains a true and complete list of all currently effective licenses, permits, approvals, certificates of need, qualifications, Medicaid and Medicare certifications and the like, which have been issued to HCP by any governmental agency (whether federal, state, local, or other) in connection with the ownership and the operation of the Operated Facility (collectively, "LICENSES"). HCP's Licenses are all of the licenses, permits, approvals, certificates of need, qualifications, Medicaid and Medicare certifications and the like which are necessary for the ownership and operation by HCP of the Operated Facility. HCP's Licenses are in full force and effect and no such License is conditional or restricted.

              3.3.4 COMPLIANCE WITH STATE LICENSURE, MEDICARE AND MEDICAID CERTIFICATION REQUIREMENTS. To the best knowledge of HCP, the Operated Facility currently meets, and as of the Closing Date shall meet, in all material respects, all standards and conditions for the operation and licensure of senior living facilities to the extent such standards and conditions are applicable to such Facility and, if eligible, for participation in the Medicare and Medicaid programs under federal, state, and local governmental laws, rules, regulations, guidelines, standards, and conditions, and is not subject to any variances or waivers with respect to licensure or operational requirements.

              3.3.5 RETURNS, REPORTS, ETC. To the best knowledge of HCP, all Medicare and Medicaid cost reports and all sales and use tax returns necessary to be filed by HCP with respect to the Operated Facility with any governmental authorities on or prior to the date hereof, as well as those to be filed on or prior to the Closing Date, have been, or will be, accurately completed in all material respects. HCP has no obligations to the state in which


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       the Operated Facility is located for reimbursement of Medicaid depreciation recapture liabilities or to the United States Government for Medicare overpayment liabilities.

              3.3.6 WORK ORDER, STATEMENTS OF DEFICIENCIES. To the best knowledge of HCP, there are no pending work orders or statements of deficiencies relating to the Operated Facility which have been required or issued by any state department of health or Medicare or Medicaid certification agency, or any insurance company, police or fire department, sanitation, health or work authorities or any other federal, state, or municipal authority. HCP shall provide to the Company and Merger Sub a copy of any such work order or statement of deficiencies received by HCP after the date hereof within five (5) days after receipt thereof.

              3.3.7 ENVIRONMENTAL MATTERS. To the best knowledge of HCP, HCP is not subject to any type of enforcement actions or compliance order for any violation or alleged violation of any environmental laws, rules, standards, or regulations relating to the Premises or any Facility, including, but not limited to, those related to waste-management, air pollution control, waste-water treatment or noise abatement. HCP has not received any notice or citation for noncompliance by HCP with respect to any of the foregoing relating to the Premises or any Facility. To the best knowledge of HCP:

                       (i) HCP has not been notified that any person's health has nor may have been impaired (including any past or present employee) as the result of the use, existence, or disposal of Hazardous Materials or Infectious Wastes on the Premises.

                       (ii) Except as set forth on SCHEDULE 3.3.7, there are no underground fuel storage tanks located at the Premises.

                       (iii) To the best knowledge of HCP, the Premises are not contaminated with any Hazardous Materials or Infectious Waste and neither HCP nor any of HCP's employees or agents, have placed or permitted the placement of any Hazardous Materials or Infectious Waste in, on, or over the Premises; to the best knowledge of HCP, the Premises do not appear on any state or Federal Comprehensive Environmental Responsibility, Compensation and Liability Act, or Super Fund lists as being classified as a hazardous waste site; and the Premises have not been used as a plant or site where Hazardous Materials or Infectious Waste was subjected to treatment, storage, disposal, or recovery.

              3.3.8 LITIGATION. Except as set forth on SCHEDULE 3.3.8 attached hereto, there is no litigation, at law or in equity, or any proceeding before or investigation by any federal, state, or municipal court, board, or other governmental or administrative agency or any arbitrator, against HCP in connection with the operation of the Operated Facility or otherwise affecting the Assets, or questioning or challenging the validity of this Agreement or actions to be taken hereunder, pending or, to the best of HCP's knowledge, threatened, involving a claim of $10,000 or more ($40,000 in the aggregate), nor has HCP given notice to any insurers (for notice or adjustment purposes) of any claim against HCP. No judgment, decree, or order of any federal, state, or municipal court, board, or other governmental or administrative agency or any arbitrator (i) has been issued, to the best of HCP's knowledge, against any Person other than HCP which could have any material


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       adverse effect on the business, operations, assets, prospects or condition, financial or otherwise, of HCP, or (ii) has been issued against HCP.

       3.4    ASSETS AND LIABILITIES.

              3.4.1 CONDITION OF CERTAIN ASSETS. To the best knowledge of HCP, all buildings, fixtures, machinery and equipment included in the Operated Facility, including, without limitation, all heating, air conditioning, electrical and life safety equipment/systems installed on the Premises of the Operated Facility, are in good working order, ordinary wear and tear excepted, and the roof of the Operated Facility is in good repair, ordinary wear and tear excepted.

              3.4.2    WARRANTIES AND GUARANTEES.  To the best knowledge of HCP,
       SCHEDULE 3.4.2 attached hereto contains a true and complete list of all written warranties and guarantees currently in effect in connection with the buildings and other improvements on the Premises including by way of illustration, and not by way of limitation, any warranties on the roofs of the buildings and any warranties and guarantees in connection with any heating, air conditioning, or other equipment in, or about said buildings or improvements and any rights HCP may have against their general contractors or their subcontractors.

              3.4.3 INVENTORY. All items of Inventory included in the Assets consist and will consist of, as of Closing, items of a quality customarily used by HCP in the ordinary course of its business.

              3.4.4 TRADE NAMES. HCP has the right to use the names of its Operated Facility as set forth in SCHEDULE B attached hereto in the market area of the Operated Facility, and HCP has not licensed or entered into any agreement to permit any person or entity to use such Facility name or any variation thereof. To the best knowledge of HCP, the use of such Facility names by HCP does not, and the use of such Facility names by the Company and/or Merger Sub in the market areas of the Operated Facility in a manner consistent with HCP's past practices will not, as of the Closing Date, conflict with any rights to any similar name owned by any other person or entity.

              3.4.5 LIABILITIES. Except as set forth in the Schedules attached hereto, to the best knowledge of HCP, there are no liabilities of HCP affecting the Assets, whether absolute, contingent, or fixed, liquidated or unliquidated, matured or not yet due, of any nature, including tax liabilities, other than liabilities expressly accounted for and disclosed in HCP's Annual Financial Statements or HCP's unaudited financial statements.

              3.4.6 LIENS AND ENCUMBRANCES. HCP has good and marketable title to all of the Assets owned by HCP. As of the date hereof, to the best knowledge of HCP, the Assets are not subject to any Liens or encumbrances other than those Liens and encumbrances included in the Permitted Exceptions, and such other Liens or encumbrances which shall be paid and released at Closing. Upon consummation of the Merger, the Assets will not be subject to any Lien except (i) any Lien included in the Permitted Exceptions, (ii) any Lien created by the Company and/or Merger Sub, if any, and (iii) any Lien insured against by title insurance.


                                      7

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              3.4.7    TAXES.  To the best knowledge of HCP, all taxes, excises
       and assessments against the Assets due and payable by HCP on or before the date hereof have been paid. As of Closing, there will be no unpaid or outstanding taxes or assessments against the Assets or any part thereof owed by HCP (except only taxes and assessments not yet due and payable as of the Closing Date). To the best knowledge of HCP, there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any type of tax or deficiency against HCP with respect to the Assets owned by HCP, nor are there any actions, suits, proceedings, investigations, or claims for additional taxes and assessments asserted by any taxing authority with respect to the Assets owned by HCP of which HCP has notice.

              3.4.8 CERTAIN REAL ESTATE MATTERS. To the best knowledge of HCP, there are no pending real estate tax abatement actions or proceedings, there is no unrepaired casualty damage to the Premises and there are no pending or, to the best knowledge of HCP, threatened eminent domain or condemnation proceedings, with respect to the Premises. The Premises are each located on separate and independent tax parcels.

              3.4.9     TENANT AND PATIENT ACCOUNTS.  Except as set forth in
       SCHEDULE 3.4.9 attached hereto, as of the date hereof, no tenants or patients at the Operated Facility (nor third party payors responsible for such patients) are delinquent in the payment of their bills owed to HCP nor are any of the operator lessees delinquent in the payment of rent unless the leases of the Leased Facilities. At Closing, HCP shall provide the Company and Merger Sub with an update to SCHEDULE 3.4.9 certified as of the Closing Date.

       3.5    CONTRACTUAL MATTERS.

              3.5.1 CONTRACTS. Schedule 3.5.1 attached hereto contains a true and complete list of all material written contracts, agreements, and leases (other than (i) material agreements described in SECTION 3.6.1 hereto (the "LABOR CONTRACTS"); and (ii) occupancy agreements of the Operated Facility (the "OCCUPANCY AGREEMENTS")), between HCP and any other person or entity currently in effect in connection with the Operated Facility (together with the Labor Contracts and Occupancy Agreements, collectively referred to herein as the "CONTRACTS"). HCP has heretofore delivered to the Company and Merger Sub a true and complete copy of each such Contract listed in SCHEDULE 3.5.1. Each Contract is in full force and effect, and, neither HCP nor, to the best knowledge of HCP, any other party to any Contract is in default of its respective obligations thereunder, and to the best knowledge of HCP, no event exists which, with notice or passage of time, would become an event of default by HCP thereunder.

              3.5.2 OCCUPANCY AGREEMENTS. Attached as SCHEDULE 3.5.2.1 hereto are true and complete copies of the current standard forms of occupancy agreements entered into between HCP and tenants or patients at the Operated Facility (the "OCCUPANCY AGREEMENT FORMS"). There are no agreements under which tenants or patients entering the Facility subsequent to the adoption by HCP of the applicable Occupancy Agreement Form currently occupy all or any part of the Operated Facility which materially deviate from the Occupancy Agreement Forms. There are no undisclosed amendments or agreements to such residency agreements, nor any special rates, services, or concessions promised by HCP to any residents or patients of the Operated Facility except as disclosed in
       SCHEDULE 3.5.2.2 attached hereto.


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              3.5.3    INSURANCE.  Attached as SCHEDULE 3.5.3 hereto is a list
       of all insurance coverage maintained by HCP as of the date hereof in connection with the Premises and the operation of the Operated Facility. All such insurance coverage is in full force and effect (with no overdue premium) in the amounts set forth on SCHEDULE 3.5.3. HCP agrees to maintain the insurance coverage listed in SCHEDULE 3.5.3 without material change thereto through the Closing Date. Certificates evidencing such insurance coverage will be supplied by HCP to the Company and Merger Sub at either the Company's or Merger Sub's request. HCP shall promptly inform the Company and Merger Sub of any non-renewal, material change, cancellation, or replacement of any such insurance coverage prior to Closing. In the event of any non-renewal, material change, or cancellation of the insurance coverage currently maintained by HCP hereunder, the Company and Merger Sub shall have the right during the period prior to Closing to provide replacement insurance generally comparable to the insurance coverage currently maintained by HCP, at HCP's expense.

       3.6    LABOR MATTERS.

              3.6.1 EMPLOYMENT RELATED CONTRACTS. HCP has provided to the Company and Merger Sub all written employment agreements relating to any employees of HCP and all written compensation, pension, retirement, welfare, profit sharing, incentive, or other similar written plans relating to any employee of HCP. HCP has also advised Merger Sub of all plans, agreements, arrangements, or practices which constitute "fringe benefits" to any of the employees of HCP, including, without limitation, group medical insurance, group life insurance, disability insurance, and related benefits. A complete list of all of the foregoing is attached hereto as SCHEDULE 3.6.1.

              3.6.2 EMPLOYEE COMPENSATION AND BENEFITS. To the best knowledge of HCP, attached hereto as SCHEDULE 3.6.2 is a true and complete list of all current employees of HCP, and their current level of compensation, which list shall be true and correct as of the Closing Date in all material respects except for those changes specifically authorized by SECTION 5.1 hereof and except for the addition or removal of employees in the ordinary course of business.

              3.6.3 LABOR RELATIONS. To the best knowledge of HCP, no employee of HCP is currently part of any collective bargaining unit or represented by any collective bargaining representative, and no petition has been filed or proceeding instituted by any such employee or group of employees with any labor relations board seeking recognition of a bargaining representative. There are no strikes, grievances, disputes, or controversies with individual employees, except for disputes and controversies with individual employees arising in the ordinary course of business consistent with past experience which do not and will not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, prospects, or conditions, financial or otherwise, of HCP, the Company or Merger Sub.

       3.7    OTHER REPRESENTATIONS.

              3.7.1 COMPLETENESS AND ACCURACY OF CONTRACTS AND DOCUMENTS. To the best knowledge of HCP, all copies of contracts and documents delivered by HCP to Merger Sub in connection with the transactions contemplated hereby are complete and accurate in


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

       all respects, and no such contract or agreement has been amended or modified in any respect.

              3.7.2 NO MISREPRESENTATIONS. To the best knowledge of HCP, HCP has not made an untrue statement of material fact in any instrument, certification, or statement furnished to the Company or Merger Sub, nor has HCP omitted to state a material fact necessary to make the statements contained herein or therein not misleading.

       3.8 HCP'S COVENANTS REGARDING TRANSFER OF OWNERSHIP APPROVALS AND NOTICE. The Company or Merger Sub shall file all notices and other documents with applicable federal, state, and local governmental authorities as required under law to effect the Merger and, to the extent applicable, the continuation of each currently effective Medicare and Medicaid provider agreement and HCP's Licenses. HCP shall assist and cooperate with the Company and Merger Sub with all such filings and other action required to be taken by the Company or Merger Sub to accomplish the foregoing.

       3.9 FINDER'S OR BROKER'S FEE. Except for the commission payable to Capital Realty Group Brokerage, Inc., HCP has not engaged in any conduct that has given or will give rise to any liability for any fee, compensation, or reimbursement for expenses to any agent, finder, or broker, either in the nature of a finder's fee or otherwise, in connection with the transactions contemplated hereby.

       3.10 CAPITALIZATION. As of the date hereof, HCP has 4,172,457 Units issued and outstanding. Except for the aforesaid Units which are issued and outstanding, no other Units have been agreed to be issued or are reserved for issuance.

       3.11 BEST KNOWLEDGE OF HCP DEFINED. The representations and warranties made to the Company and Merger Sub by HCP in this ARTICLE III and elsewhere in this Agreement to the best knowledge of HCP are limited to the current actual knowledge of the executive officers of the corporation which is the general partner of HCP, and the recertification required of HCP at Closing shall likewise be qualified to the then current actual knowledge of said officers.

                                      ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

       The Company and Merger Sub hereby represent and warrant to HCP as follows:

       4.1 ORGANIZATION, POWER, AND STANDING. The Company is a corporation organized and validly existing under the laws of the State of Texas, and has all requisite power to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. Merger Sub is a limited liability company organized and validly existing under the laws of the State of Delaware, and has all requisite power to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby.

       4.2 AUTHORIZATION AND ENFORCEABILITY. This Agreement has been duly authorized, executed, and delivered by the Company and Merger Sub, constitutes the legal, valid, and binding obligation of the Company and Merger Sub, and is enforceable against the Company and Merger Sub in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, reorganization, insolvency, or similar laws of general applicability governing the enforcement of the rights of creditors or by the general principles of equity (regardless of whether considered in a proceeding at law or in equity).

       4.3 COMPLIANCE WITH CHARTER DOCUMENTS. The execution, delivery, and performance of this Agreement by the Company and Merger Sub and the consummation by the Company or Merger Sub of the transactions contemplated hereby will not violate or conflict with or constitute a default under any term of the Charter or By-laws of the Company or Merger Sub.

       4.4 NO BREACH, ETC. The execution, delivery, and performance of this Agreement will not conflict with or result in a breach of or default by the Company or Merger Sub under any material term, condition, or provision of any order, writ, injunction, decree, contract, agreement, or instrument to which the Company or Merger Sub is a party or subject or by which it is bound.

       4.5 LITIGATION. There is no litigation, at law or in equity, or any proceeding before or investigation by any federal, state, or municipal court, board or arbitrator, against the Company or Merger Sub, pending or, to the best of the Company's and Merger Sub's knowledge, threatened, which, if adversely determined, would have a material effect on the Company or Merger Sub.

       4.6 COVENANTS REGARDING TRANSFER OF OWNERSHIP APPROVALS AND NOTICES. The Company and/or Merger Sub shall file all applications and other documents with applicable federal, state, and local governmental authorities as required under law to effect the Merger and the continuation of each currently effective HCP Medicare and Medicaid provider agreement and HCP's Licenses.

       4.7 FINDER'S OR BROKER'S FEE. Neither the Company nor Merger Sub has engaged in any conduct that has given or will give rise to any liability for any fee, compensation, or reimbursement of expenses to any agent, finder, or broker, either in the nature of a finder's fee or otherwise, in connection with the transactions contemplated hereby.

       4.8 THE COMPANY'S AND MERGER SUB'S KNOWLEDGE DEFINED. The representations and warranties made to HCP by the Company and Merger Sub in this
ARTICLE IV and elsewhere in this Agreement to the best knowledge of the Company and/or Merger Sub are limited to the current actual knowledge of the executive officers of the Company and the recertification required of the Company and Merger Sub at Closing shall likewise be qualified to the then current actual knowledge of said officers.

                                     ARTICLE V

                         CERTAIN AGREEMENTS OF THE PARTIES.

       5.1 CONDUCT OF HCP PRIOR TO CLOSING. HCP covenants and agrees that, through the period prior to Closing: (i) the Assets, including, without limitation, the Operated Facility, shall be operated in the ordinary course of business and in a manner consistent with HCP's past practice, and HCP will use its best efforts to maintain existing levels of occupancy and payor mix at the Operated Facility; (ii) no sale, disposition, removal, or encumbrance of any Assets, outside of the ordinary course of business, shall be made without the approval of the Company and Merger Sub; (iii) except in accordance with established practice and rates of increase, HCP shall not pay or obligate itself to pay any bonus, pension, retirement, insurance, death, or other form of incentive or special compensation to any employee, agent, partner, or shareholder, or make any increase in rates of pay of any employees, agents, partners, or shareholders without the approval of the Company and Merger Sub; (iv) except for closing expenses contemplated by this Agreement as HCP's obligation, no contract, agreement, lease, or other obligation providing for the payment of consideration or the occurrence of indebtedness of more than Five Thousand Dollars ($5,000) in any one instance, Ten Thousand Dollars ($10,000) in the aggregate, shall be executed, entered into, or made by HCP in connection with the operation of the Assets, without the approval of the Company and Merger Sub; (v) no increase shall be made in the usual rates charged to tenants or patients at the Operated Facility without the approval of the Company and Merger Sub; (vi) HCP will replace the Inventory used in the operation of the Operated Facility as and when required in the ordinary course of business and the quantity and quality of the Inventory at Closing shall be substantially the same as exists on the date hereof; (vii) no order for equipment, machinery, furniture, furnishings, or accessories which was placed by HCP prior to the date hereof shall be canceled by HCP after the Effective Date without the approval of the Copany and Merger Sub; (viii) as soon as possible, but not less than twenty-four
(24) hours, prior to the submission of any plan of correction to any state licensure or Medicaid or Medicare correction authorities, HCP shall submit a copy thereof to the Company and Merger Sub; (ix) HCP shall use its best efforts to preserve the business operation of the Operated Facility and to preserve for the Company and Merger Sub the good will of HCP's suppliers, the patients and tenants in the Operated Facility, and others having business relations with the Operated Facility; (x) except as otherwise directed by the Company and Merger Sub, HCP shall use its best efforts to retain the services of the Operated Facility's current management-level and professional employees and to maintain existing staffing patterns; and (xi) HCP shall not pay any sums to any partner of HCP or any Affiliate of HCP except in the ordinary and necessary course of the operations of the Facilities, PROVIDED, HOWEVER, that such payments are comparable to that which would be charged and received by a non-affiliated business for the same or similar goods or services.

       5.2 PREPARATION FOR CLOSING. Each party hereto shall use its best efforts to assist the other to apply for and obtain any such permits, licenses, authorization, and approvals required by the other party under applicable federal, state, and local law in order to effect the Merger and complete this transaction. HCP, the Company and Merger Sub shall use their best efforts to bring about the fulfillment of each of the conditions precedent to the obligations of the other party set forth in this Agreement.

       5.3 PROHIBITED ACT. HCP will not merge or consolidate with or into any other corporation, partnership or trust, sell, lease, or otherwise dispose of any of the Assets (except in accordance with SECTION 8.1 hereof), sell any additional partnership interests, liquidate, or dissolve, nor agree to do any of the foregoing.

       5.4 ACCESS TO INFORMATION. On and prior to the Closing Date, HCP shall permit the Company, Merger Sub, the Company's and Merger Sub's counsel, accountants, engineers, consultants, and other authorized representatives thereof to have full and complete access to its documents, books, and records to the extent the same are related to the transactions contemplated hereunder and to make copies during normal business hours of such financial and operating data and other information with respect to related businesses and properties as the Company, Merger Sub or any of its authorized representatives shall reasonably request to the extent such data and information are related to the transactions contemplated hereunder. HCP shall deliver such additional information and copies of documents, books, and records relating to the businesses and properties of HCP as may be reasonably requested by the Company or Merger Sub or any of its authorized representatives. Except as expressly provided otherwise in this Agreement, any investigation undertaken by the Company or Merger Sub hereunder shall not diminish the Company's or Merger Sub's right to rely on HCP's representations and warranties.

       5.5 EXPENSES OF TRANSACTION. HCP, the Company and Merger Sub each agree to be responsible for all fees of their respective attorneys for services rendered in connection with this transaction and the same shall be paid outside of Closing.

       5.6 FURTHER ASSURANCES. Each of the parties hereto, upon the request from time to time of any other party hereto and without further consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate the transactions contemplated hereby including without limitation executing, acknowledging, and delivering assurances, assignments, powers of attorney, and other documents and instruments; furnishing information and copies of documents, books, and records (including, without limitation, tax records); filing reports, returns, applications, filings, and other documents and instruments with governmental authorities; and cooperating with the other party hereto in exercising any right or pursuing any claim, whether by litigation or otherwise, other than rights and claims running against the party from whom or which such cooperation is requested.

       5.7 ACCESS. HCP hereby grants to Merger Sub and its agents the right to enter upon the Premises at any reasonable time or times to verify the Fairness Opinion.

       5.8 BANKRUPTCY. If, prior to Closing, HCP, the Company or Merger Sub shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer so seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for itself under any present or future federal, state, or other statute, law, or regulation relating to bankruptcy, insolvency, or other relief for debtors; or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of HCP, the Company or Merger Sub or of all or any part of the Assets, or of any or all of the royalties, revenues, rents, issues, or profits thereof, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due ("BANKRUPT"), then the non-Bankrupt party may terminate this Agreement. If the Company and Merger Sub consent in writing to any of the foregoing actions taken by or against HCP, then the Company and Merger Sub shall waive the right to terminate the Agreement on account of this SECTION 5.8.

       5.9 PRESENTATION TO INTEREST HOLDERS. HCP shall, promptly after the date of this Agreement, take all actions necessary in accordance with the DRULPA and its Charter to present the Merger and this Agreement to the Interest Holders of HCP for their consideration and approval by the vote thereof. HCP shall consult with the Company and Merger Sub in connection with such vote and shall use its best efforts to cause such vote to occur as soon as possible. HCP shall use its reasonable efforts to solicit from Interest Holders the approval and adoption of this Agreement and to secure the vote of Interest Holders required by the DRULPA and its Charter to approve and adopt the Merger and this Agreement. The general partner of HCP hereby agrees that it will approve the Merger and will recommend that the Interest Holders approve and adopt this Agreement and the Merger on the terms and conditions set forth in this Agreement. HCP shall cause its general partner (a) not to withdraw, modify or change its recommendation of this

Agreement or the Merger and (b) to continue to recommend to HCP the approval and adoption of this Agreement and the Merger on the terms and conditions set forth in this Agreement.

       5.10 PUBLIC ANNOUNCEMENTS. Except as otherwise required by applicable law or the rules of The New York Stock Exchange, neither HCP, the Company nor Merger Sub shall, or permit any of its subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

       5.11 STATE TAKEOVER STATUTES. HCP and the Company and Merger Sub will take all steps necessary to exempt the transactions contemplated by this Agreement from, and if necessary challenge the validity of, any applicable state takeover law.

                                      ARTICLE VI

                CONDITIONS PRECEDENT TO THE CONSUMMATION OF THE MERGER

       6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver) at or prior to the Effective Time of the following conditions:

              (a) The consummation of the transactions contemplated hereby shall not have been restrained, enjoined or prohibited by any order or injunction of any court or governmental authority of competent jurisdiction.

              (b) HCP has received the written opinion of Dain Rauscher, Inc. to the effect that, as of the date of this Agreement, the merger consideration to be received in the Merger by HCP's Interest Holders, other than the Company, is fair, from a financial point of view, to the Interest Holders in HCP. HCP will promptly deliver a copy of such opinion to Merger Sub.

              (c) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the Interest Holders of HCP in accordance with DRULPA and HCP's Charter.

              (d) All filings and registrations with, and notifications to, all third parties, including, without limitation, lenders and all appropriate regulatory authorities, required for consummation of the transactions contemplated by this Agreement (other than the filing and recordation of appropriate merger documents required by applicable law) shall have been made, and all approvals and authorizations and consents of all third parties, including, without limitation, lenders and all regulatory authorities, required for consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect, except for such filings, registrations, notifications, approvals, authorizations and consents the failure of which to make or obtain would not have a material adverse effect on the business or financial condition of HCP, the Company or Merger Sub.

              (e) Since the date of the interim financial statements of HCP delivered pursuant to Section 3.2, there shall not have been any material adverse changes in the condition (financial or otherwise) of the assets, properties or operations of HCP.

       6.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND MERGER SUB TO EFFECT THE MERGER. The obligations of the Company and Merger Sub to effect the Merger shall be subject to the fulfillment (or waiver), at or prior to the Effective Time, of the following additional conditions:

              (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the HCP contained in this Agreement shall have been true and correct in all material respects at and as of the date made and, except as contemplated or permitted by this Agreement, at and as of the Effective Time as if made at and as of such time. The Company and Merger Sub shall have received a certificate of the President of the general partner of HCP, in his capacity as such, dated the Closing Date, to the effect that each of the representations and warranties of the HCP contained in this Agreement were true and correct in all material respects as of the date made and, except as contemplated or permitted by this Agreement, at and as of the Effective Time as if made at and as of such time.

              (b) AGREEMENTS AND COVENANTS. HCP shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time. The Company and Merger Sub shall have received a certificate of the President of the general partner of HCP, in his capacity as such, dated the Closing Date, to such effect.

              (c) CONSENTS. All consents, authorizations, orders and approvals of, or filings or registrations with, any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings required under DLLCA and DRULPA in connection with the Merger and HCP shall have obtained all consents, authorizations, waivers and approvals required from third parties required under all Contracts by reason of the Merger and the consummation of the transactions contemplated hereby, except for such consents, authorizations, waivers and approvals where the failure to obtain such could not reasonably be expected to result in a material adverse effect on HCP.

              (d) NO GOVERNMENTAL PROCEEDINGS OR LITIGATION. There shall not be pending or threatened any action, proceeding, claim or counterclaim by any Governmental Entity or by any third party which seeks to or would (i) prohibit or restrict the consummation of the Merger, (ii) require the disposition of or the holding separate of any of the assets of HCP or its subsidiaries or impose material limitations on the ability of the Company, Merger Sub to control in any material respect the business, assets or operations of either the Company or Merger Sub or HCP, or (iii) have a material adverse effect on the Company's or Merger Sub's business or materially impair the ability of HCP, the Company or Merger Sub to perform their obligations hereunder. There shall not be in effect any order, decree or injunction (whether preliminary, final or appealable) of a United States federal or state court of competent jurisdiction, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity, which (A) prohibits or restricts consummation of the Merger or the transactions contemplated hereby, (B) requires the Company or Merger Sub to hold separate or dispose of any of the assets of HCP or its subsidiaries or imposes material limitations on the ability of the Company or Merger Sub to control in any material respect the business, assets or operations of the Company, Merger Sub or HCP, or (C) has a material adverse effect on the business of the Company or Merger Sub and their Affiliates or on HCP and its subsidiaries or materially impairs the ability of HCP, the Company or Merger Sub to perform their obligations hereunder.

              (e) OPINION OF HCP'S COUNSEL. The Company and Merger Sub shall have received an opinion of HCP's independent legal counsel, dated as of the Closing Date, addressed to the Company and Merger Sub, in form and substance reasonably satisfactory to the Company and Merger Sub and their counsel.

       6.3 CONDITIONS TO OBLIGATIONS OF HCP TO EFFECT THE MERGER. The obligations of HCP to effect the Merger shall be subject to the fulfillment (or waiver) at or prior to the Effective Time of the following additional conditions:

              (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company and Merger Sub contained in this Agreement shall have been true and correct in all material respects at and as of the date made and, except as contemplated or permitted by this Agreement, at and as of the Effective Time as if made at and as of such time. HCP shall have received a certificate of the Managing Member of Merger Sub and the President of the Company, in their capacity as such, dated as of the Effective Time, to the effect that each of the representations and warranties of the Company and Merger Sub contained in this Agreement were true and correct in all material respects as of the date made and, except as contemplated by this Agreement, at and as of the Effective Time as if made at and as of such time.

              (b) AGREEMENTS AND COVENANTS. The Company and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time. HCP shall have received a certificate of the Managing Member of Merger Sub and the President of the Company, in their capacity as such, dated the Closing Date, to that effect.

              (c) CONSENTS. All consents, authorizations, orders and approvals of, or filings or registrations with, any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings required under the DLLCA and DRULPA in connection with the Merger, the Company and Merger Sub shall have obtained all consents, authorizations, waivers and approvals required from third parties required under all material agreements and instruments by reason of the Merger and the consummation of the transactions contemplated hereby, except for such consents, authorizations, waivers and approvals where the failure to obtain such could not reasonably be expected to result in a material adverse effect on the Company or Merger Sub.

              (d) NO REGULATORY ACTION. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which seeks to or would (i) prohibit the consummation of the Merger or the transactions contemplated hereby or (ii) materially impair the ability of HCP to perform its obligations hereunder; and there shall not be in effect any order, decree or injunction (whether preliminary, final or appealable injunction) of a United States federal or state court of competent jurisdiction which (i) prohibits consummation of the Merger, or (ii) materially impairs the ability of HCP to perform its obligations hereunder.


                                      ARTICLE VII

                          TERMINATION, AMENDMENT AND WAIVER

       7.1 TERMINATION. This Agreement may be terminated and the Merger hereby contemplated may be abandoned at any time notwithstanding approval of this Agreement by the Interest Holders of HCP, but prior to the Effective Time:

              (a) by mutual written consent duly authorized by the Board of Directors of the Company, the Members of Merger Sub and the general partner of HCP;

              (b) by the Company or Merger Sub, if there has been a material breach of the representations and warranties of HCP contained in this Agreement or if HCP has failed to comply in any material respect with any of its covenants or agreements set forth in this Agreement, and HCP shall not have cured such breach or failure within ten days of receipt of written notice thereof from the Company or Merger Sub, PROVIDED, HOWEVER, that if such breach or failure is incapable of cure within such ten day period, the ten day cure period shall not apply;

              (c) by HCP, if there has been a material breach of the representations and warranties of the Company or Merger Sub contained in this Agreement or if the Company or Merger Sub have failed to comply in any material respect with any covenant or agreement on the part of the Company or Merger Sub set forth in this Agreement, and the Company or Merger Sub shall not have cured such breach or failure within ten days of receipt of written notice thereof from HCP; PROVIDED, HOWEVER, if such breach or failure is incapable of cure within such ten day period, the ten day cure period shall not apply;

              (d) by either HCP, the Company or Merger Sub, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable preventing the consummation of the Merger;

              (e) by either HCP, the Company or Merger Sub, if the Effective Time shall not have occurred on or before December 31, 1998; PROVIDED that neither HCP, the Company or Merger Sub shall be entitled to terminate this Agreement pursuant to this paragraph if such party's material breach of this Agreement has been the cause of or resulted in the failure of the Effective Time to occur at or prior to such time;

              (f) by the Company or Merger Sub, if this Agreement and the Merger shall fail to be approved and adopted by the affirmative vote of the Interest Holders of HCP required under DRULPA and HCP's Charter;

              (g) by either HCP, the Company or Merger Sub if there is in effect any order, decree or injunction of a United States federal court or a court of competent jurisdiction which shall have become final with all opportunities to appeal having been exhausted or expired and which
       (i) requires the Company or Merger Sub to hold separate or dispose of any of the assets of HCP or its subsidiaries, or of the Company or Merger Sub or its Affiliates, which are material to the financial condition, properties, assets, liabilities, business, results of operations or prospects of the Company or Merger Sub and its Affiliates or HCP and its subsidiaries, or (ii) imposes material limitations on the ability of HCP, the Company or Merger Sub to control in any material respect the business, assets or operations of either HCP, the Company or Merger Sub; or

              (h) by the Company or Merger Sub, if the Board of Directors of the general partner of HCP withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to the Company or Merger Sub or to the likelihood of consummation of the Merger or shall have resolved to do any of the foregoing.

       7.2 EFFECT OF TERMINATION. Except as provided in SECTION 7.5 of this Agreement, in the event of the termination of this Agreement pursuant to SECTION 7.1, this Agreement shall forthwith become void, there shall be no liability on the part of HCP, the Company or Merger Sub or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from its obligations with respect to any breach of this Agreement.

       7.3 AMENDMENT. This Agreement may be amended by HCP, the Company and Merger Sub by action taken by or on behalf of their respective governing bodies at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by HCP, the Company and Merger Sub.

       7.4 WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party or parties with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

       7.5    FEES, EXPENSES AND OTHER PAYMENTS.

              (a) Subject to SECTION 7.5(c) and (d), all Expenses (as defined in paragraph (b) of this SECTION 7.5) incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses

              (b) "EXPENSES" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the solicitation of Interest Holder approvals and all other matters related to the consummation of the transactions contemplated hereby.

              (c)      HCP agrees that:

                       (i) HCP shall pay to the Company or Merger Sub in same day funds the aggregate amount of all Expenses incurred by the Company, Merger Sub and their Affiliates in connection with this Agreement and the transactions contemplated hereby (including fees and expenses of counsel, accountants, and financial advisors incurred by the Company or Merger Sub) (the "EXPENSE REIMBURSEMENT") if there shall be no material breach of this Agreement by Merger Sub and the Company or Merger Sub shall have terminated this Agreement in accordance with the terms of SECTION 7.1(b) or SECTION 7.1(h).

                       (ii) HCP shall pay to the Company or Merger Sub in same day funds a fee of [$2,000,000.00] (the "TERMINATION FEE") upon demand and with the Expense Reimbursement, if (A) this Agreement shall have been terminated; (B) there shall be no material breach of this Agreement by the Company or Merger Sub continuing at the time of such termination; and (C) any of the following events shall have occurred: (I) HCP shall have breached in any material respect the representations warranties, covenants or conditions contained in this Agreement; or (II) the Board of Directors of the general partner of HCP or any committee thereof shall have withdrawn or modified or changed its approval or recommendation of this Agreement or the Merger, or resolved to do so, or shall have resolved to accept, accepted or recommended a different proposal; or (III) HCP shall have entered into an agreement with respect to an alternative transaction on or prior to December 31, 1998.

                       (iii) The acceptance by the Company and Merger Sub of a payment pursuant to SECTION 7.5(c) shall not constitute a waiver of, or limit in any way its rights to pursue any and all remedies for HCP's material breach of this Agreement.

              (d) Any payment required to be made pursuant to SECTION 7.5(c) of this Agreement shall be made as promptly as practicable but not later than five (5) business days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by the Company or Merger Sub.

                                     ARTICLE VIII

                                  GENERAL PROVISIONS

       8.1    EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

              (a) Except as set forth in SECTION 8.1(b) of this Agreement, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

              (b) The representations and warranties in this Agreement shall terminate at the Effective Time. This SECTION 8.1(b) shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.

       8.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, sent by nationally recognized overnight courier service, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

              (a)      If to either the Company or Merger Sub, to:

                                Capital Senior Living Properties, Inc.
                                14160 Dallas Parkway, Suite 300
                                Dallas, Texas  75240
                                Attention:       Mr. James A. Stroud
                                Telecopier No.:  (972) 770-5666

                       with copies to:

                                Jenkens & Gilchrist
                                a Professional Corporation
                                1445 Ross Avenue, Suite 3200
                                Dallas, TX   75202-2799
                                Attention:       Winston W. Walp II
                                Telecopier No.:  (214) 855-4300

              (b)      If to HCP, to:

                                Healthcare Properties, L.P.
                                c/o Capital Realty Group Senior Housing, Inc. 14160 Dallas Parkway, Suite 300
                                Dallas, Texas  75240
                                Attention:       Mr. David R. Brickman
                                Telecopier No.:  (972) 770-5666

                       with copies to:

                                Geary Porter & Donovan PC
                                16475 Dallas Parkway, Suite 550
                                Dallas, Texas  75248
                                Attention:       James Porter, Esq.
                                Telecopier No.:  (___) ______________

       8.3    DEFINED TERMS.

              (a) CROSS REFERENCE TABLE. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:


                Term                             Definition
                ----                             ----------
       "Agreement"                               Preamble
       "Assets"                                  Section 3.1.1
       "Closing"                                 Section 1.2
       "Closing Date"                            Section 1.2
       "Company"                                 Preamble
       "Contracts"                               Section 3.5.1
       "Effective Time                           Section 1.3
       "Environmental Testing"                   Section 5.5
       "Exchange Agent"                          Section 2.3
       "Expenses"                                Section 7.5(b)
       "HCP"                                     Preamble
       "HCP's Annual Financial Statements"       Section 3.2.1
       "HCP's Interim Financial Statements"      Section 3.2.1
       "HCP's Licenses                           Section 3.3.3
       "Labor Contracts"                         Section 3.5.1
       "Merger Sub"                              Preamble
       "Occupancy Agreement"                     Section 3.5.1
       "Occupancy Agreement Forms"               Section 3.5.3
       "Partnership Agreement"                   Section 3.1.3
       "PESA"                                    Section 5.5
       "Termination Fee"                         Section 7.5(c)(ii)


              (b) CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings indicated:

                       (i) AFFILIATE. The term "Affiliate" shall mean (i) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with HCP (or other specified Person), (ii) any Person who is or has been within five years of the time in question an officer, director or direct or indirect beneficial holder of at least 5% of any class of the outstanding capital stock or partnership interest of HCP (or other specified Person), (iii) any Person of which HCP (or other specified Person) or an Affiliate (as defined in clause (ii) above) thereof shall, directly or indirectly, beneficially own at least 5% of any class of outstanding capital stock or other evidence of beneficial interest, and (iv) members of the immediate family of any of the foregoing.

                       (ii) BY-LAWS. The term "By-laws" shall mean all written rules, regulations and by-laws, and all other documents (other than the Charter), relating to the management, governance or internal regulation of a Person (other than an individual) or interpretative of the Charter of such Person, each as from time to time in effect.

                       (iii) CHARTER. The term "Charter" shall mean the applicable certificate or articles of incorporation or organization, statute, constitution, joint venture or partnership agreement or articles or other charter documents of any Person (other than an individual), each as from time to time in effect.

                       (iv) CODE. The term "Code" shall mean the Federal Internal Revenue Code of 1986 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

                       (v) FACILITIES. The term "Facilities" shall mean the eight (8) senior living facilities owned by HCP located on the Land and listed on SCHEDULE B attached hereto. Facility shall mean any one of the Facilities.

                       (vi) GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. The term "generally accepted accounting principles" shall mean generally accepted accounting principles, as defined by the Financial Accounting Standards Board and as applied by HCP in preparing the Financial Statements and consistently followed.

                       (vii) GOVERNMENTAL ENTITY. The term "Governmental Entity" shall mean any governmental or regulatory authority, federal, state, local or foreign.

                       (viii) HAZARDOUS MATERIALS. The term "Hazardous Materials" shall mean (i) any pollutant, contaminant or hazardous substance (within the meaning of such terms under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any implementing regulations) but excepting Infectious Wastes or (ii) any hazardous or toxic substance or material within the meaning of any federal, state or local law applicable to HCP or the Premises, but excepting Infectious Wastes.

                       (ix) INFECTIOUS WASTES. For purposes of each Facility, the term "Infectious Wastes" shall mean such term as it is defined in the Legal Requirements of the state in which the Facility is located.

                       (x) INVENTORY. The term "Inventory" shall mean HCP's entire inventory used or maintained in connection with the Operated Facility, including, but not limited to, food, pharmaceuticals, drugs, cleaning materials, liens and medical and office supplies.

                       (xi) LAND. The term "Land" shall mean those certain lots and parcels of land owned by HCP situated in the States of Florida, Indiana, Massachusetts, South Carolina, Tennessee and Texas and more fully described on SCHEDULE A attached hereto.

                       (xii) MORTGAGE DEBT. The term "Mortgage Debt" shall mean the current mortgage debt related to the Facilities, currently estimated at approximately $_________ as of the date hereof.

                       (xiii) LEASED FACILITIES. The term "Leased Facilities" shall mean the seven Facilities (other than the Operated Facility) which are leased by HCP to independent third party operators. Leased Facility shall mean any one of the Leased Facilities.

                       (xiv) LEGAL REQUIREMENT. The term "Legal Requirement" shall mean any federal, state, local law, statute, standard, ordinance, code, order, rule, regulation, resolution, promulgation, or any order, judgment or decree of any court, arbitrator, tribunal or governmental authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law.

                       (xv) LIEN. The term "Lien" shall mean (i) any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind upon any property or assets of any character, or upon the income or profits therefrom; or (ii) any arrangement or agreement which prohibits the creation of such encumbrances, mortgages, pledges, liens, charges or other security interests or which restricts transfer of capital stock (other than restrictions on transfer imposed by applicable securities laws) or other property or assets.

                       (xvi) OPERATED FACILITY. The term "Operated Facility" shall mean the Facility in Cambridge, Massachusetts which is operated by a subsidiary of HCP.

                       (xvii) PERMITTED EXCEPTIONS. The term "Permitted Exceptions" shall mean (i) the Mortgage Debt, (ii) real estate taxes and assessments which are a lien but not yet due and payable at Closing, (iii) zoning and building code ordinances and regulations which are applicable to the Premises and have not been violated, (iv) encumbrances which are shown on the surveys of the Premises which are acceptable to Merger Sub, (v) rights of the lessee operators of the Leased Facilities; (vi) rights of tenants and patients occupying beds in the Facilities on the Closing Date, and (vii) those exceptions to title which are accepted by Merger Sub.

                       (xviii)  PERSON.  The term "Person" shall mean any
              individual, partnership, corporation, association, trust, joint venture, unincorporated organization, or entity, and any government, governmental department or agency or political subdivision thereof.

                       (xix) PREMISES. The term "Premises" shall mean the fee interest in the Land and the buildings, including, without limitation, the Facilities, structures, erections, appurtenances, easements and improvements now thereon.

                       (xx) UNIT OR UNITS. The term "Unit" or "Units" shall be as defined in the Partnership Agreement of HCP.

       8.4. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       8.5 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

       8.6 ENTIRE AGREEMENT. This Agreement (together with the Schedules hereto) constitutes the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral among the parties, with respect to the subject matter of this Agreement.

       8.7 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

       8.8 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

       8.9 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are in addition to, and not exclusive of, any rights or remedies otherwise available.

       8.10 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

       8.11 COUNTERPARTS. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

       8.12 SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to this Agreement to perform the provisions in accordance with their specific terms or to otherwise breach such provisions, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of any party's obligations, including an injunction to prevent breaches, and to the granting by any such court of the remedy of specific performance of the terms and conditions hereof.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

                              HCP:

                              HEALTHCARE PROPERTIES, L.P.,
                              a Delaware limited partnership

                              By: Capital Realty Group Senior Housing, Inc. its general partner


                                   By:
                                      ----------------------------------------
                                   Name:
                                        --------------------------------------
                                   Title:
                                         -------------------------------------


                              MERGER SUB:

                              CAPITAL SENIOR LIVING MERGER, LLC,
                              a Delaware limited liability company



                              By:  Capital Senior Living Properties, Inc.,
                                   its Manager/Member

                                   By:
                                      ----------------------------------------
                                   Name:
                                        --------------------------------------
                                   Title:
                                         -------------------------------------

                              THE COMPANY:

                              CAPITAL SENIOR LIVING PROPERTIES, INC.



                              By:
                                 ---------------------------------------------
                              Name:
                                   -------------------------------------------
                              Title:
                                    ------------------------------------------

                                     SCHEDULE A

                                 Legal Description
                                     (The Land)

                                     SCHEDULE B

                                 List of Facilities
                                  and Trade Names

                                   SCHEDULE 3.1.3

                                 Charter Documents

                                   SCHEDULE 3.2.1

                             HCP's Financial Statements

                                   SCHEDULE 3.3.3

                                   HCP's Licenses

                                   SCHEDULE 3.3.8

                                     Litigation

                                   SCHEDULE 3.4.2

                             Warranties and Guarantees

                                   SCHEDULE 3.4.9

                            Tenant and Patient Accounts

                                   SCHEDULE 3.5.1

                                     Contracts

                                  SCHEDULE 3.5.2.1

                             Occupancy Agreement Forms

                                  SCHEDULE 3.5.2.2

              Amendments and Agreements Concerning Residency Agreement

                                   SCHEDULE 3.5.3

                                     Insurance

                                   SCHEDULE 3.6.1

                            Employment Related Contracts

                                   SCHEDULE 3.6.2

                         Employee Compensation and Benefits


                                         39